UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 8, 2024

POWER REIT

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

001-36312

(Commission File Number)

45-3116572

(IRS Employer Identification No.)

301 Winding Road

Old Bethpage, NY 11804

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (212) 750-0371

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Shares	PW	NYSE (American)

7.75% Series A Cumulative Redeemable Perpetual Preferred Stock, Liquidation Preference $25 per Share	PW.A	NYSE (American)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 – Completion of Acquisition or Disposition of Assets

On January 8, 2024, two wholly owned subsidiaries of Power REIT sold two cannabis related greenhouse cultivation properties located in Ordway, Colorado to an affiliate of a tenant of one of the properties. The properties are described in prior filings as Sherman 6 (affiliated with the tenant/purchaser) and Tamarack 14 which was vacant.

The sale price was $1,325,000. As part of the transaction, a subsidiary provided seller financing in the amount of $1,250,000 with an initial 10% interest rate that increases over time until maturity. The seller financing has a three-year maturity with a fixed amortization schedule of $40,000 for three months and $15,000 per month thereafter until maturity. The note is secured by a first mortgage on the property and certain corporate and personal guarantees.

The sale of these properties is part of a strategic review by Power REIT as it continues to evaluate alternatives to enhance liquidity and improve opportunities. In 2019, Power REIT shifted its focus to Controlled Environment Agriculture in the form of greenhouses as a technology based real estate opportunity. Power REIT has significant exposure to cannabis cultivation related tenants. The market for cannabis at the wholesale level in many markets across the United States has gone through a dramatic change which has put significant financial pressure on our tenants. We continue to work through tenant issues and are exploring options intended to create shareholder value including, but not limited to, additional asset sales.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER REIT

Date: January 9, 2024	By	/s/ David H. Lesser
David H. Lesser
Chairman of the Board and Chief Executive Officer